Exhibit 99.1

News Release
Date	August 8, 2005
For Release	Upon Receipt
Contact	Media:	Financial Community:
	Joe Balaban	Darrin Duda
	412-232-6848	412-393-1158

DUQUESNE LIGHT HOLDINGS REPORTS SECOND-QUARTER 2005 RESULTS

PITTSBURGH – Duquesne Light Holdings (NYSE: DQE) today reported income from continuing operations for the second quarter of 2005 was $21.6 million, or $0.28 per share, compared to $23.0 million, or $0.30 per share, in the second quarter of 2004.

Earnings for the second quarter of 2005, reported by business segment, were as follows:

•	Duquesne Light’s regulated delivery business reported earnings of $6.3 million in 2005, compared to $11.5 million for 2004. The $5.2 million decrease in earnings was primarily due to higher operating expenses and financing costs.

•	The electricity supply segment reported earnings of $6.3 million in 2005, compared to $5.0 million for 2004. The increase primarily was due to a higher margin related to the company’s provider-of-last-resort, or default, service to residential and small commercial customers who have not chosen an alternate supplier. Results for 2005 were impacted by a $1.7 million after-tax decline in the value of the mark-to-market energy contracts.

•	DQE Financial reported earnings of $7.1 million in 2005, compared to $6.8 million for 2004.

•	Duquesne Energy Solutions reported earnings of $6.3 million in 2005, compared to $5.3 million for 2004, primarily due to higher synthetic fuel production at facilities it operates for a single customer.

•	DQE Communications reported earnings of $0.6 million in 2005, compared to $0.4 million for 2004.

•	All other businesses, net of intercompany eliminations, reported a loss of $5.0 million in 2005, compared to a loss of $6.0 million for 2004. Results for 2005 reflect a decrease in interest costs of $1.2 million after-tax, due to a $100 million debt retirement in the fourth quarter of 2004.

Year-to-Date Results

For the six months ended June 30, 2005, income from continuing operations was $56.2 million, or $0.73 per share, compared to $44.7 million, or $0.58 per share, for 2004.

Year-to-date earnings, reported by business segment, were as follows:

•	Duquesne Light’s regulated delivery business reported earnings of $14.8 million in 2005, compared to $23.3 million for 2004. The $8.5 million decrease in earnings was primarily due to higher operating expenses and financing costs.

•	The electricity supply segment reported earnings of $17.6 million in 2005, compared to $10.1 million for 2004. Included in 2005 results was an after-tax increase of $6.6 million related to the increase in the value of the mark-to-market energy contracts. In addition, results for 2005 benefited from the higher margin related to the company’s provider-of-last-resort, or default, service to residential and small commercial customers.

•	DQE Financial reported earnings of $18.8 million in 2005, compared to $13.7 million for 2004. This increase was primarily due to an after-tax gain of $4.6 million from the first-quarter 2005 sale of its investment in a natural gas operating partnership.

•	Duquesne Energy Solutions reported earnings of $10.4 million in 2005, compared to $9.3 million for 2004.

•	DQE Communications reported earnings of $1.2 million in 2005, compared to $0.7 million for 2004.

•	All other businesses, net of intercompany eliminations, reported a loss of $6.7 million in 2005, compared to a loss of $12.5 million for 2004. Results for 2005 reflect a decrease in interest costs of $2.5 million after-tax, due to the fourth-quarter 2004 debt retirement. In addition, an after-tax gain of $2.4 million related to the favorable settlement of an interest rate lock agreement was recorded in first-quarter 2005.

Earnings Outlook

The company reaffirms its 2005 earnings guidance of $95 million to $100 million, or $1.22 to $1.29 per share, from continuing operations. Projected 2005 earnings per share amounts are based on 77.6 million average outstanding shares of common stock.

Internet Broadcast

A live Internet broadcast of management’s presentation to members of the financial community is scheduled for 2 p.m., EDT, today. The broadcast can be accessed through the company’s website (www.duquesnelightholdings.com). Once on the homepage, just click the link to “For Investors,” then click “Internet Broadcast of Management Presentation.” A replay of the presentation will be made available on the company’s website through Aug. 22. Please refer to the companies 10-Q, which will be filed Aug. 9, for additional details regarding second-quarter 2005 results.

About the Company

Duquesne Light Holdings is comprised of an electric-utility company and several affiliate companies that complement the core business. Duquesne Light Company, its principal subsidiary, is a leader in the transmission and distribution of electric energy, offering superior customer service and reliability to more than half a million customers in southwestern Pennsylvania.

The foregoing contains forward-looking statements, the results of which may materially differ from those implied due to known and unknown risks and uncertainties, some of which are discussed below. Projected earnings, earnings growth, cash flow, capitalization, capital expenditures and dividends will depend on the performance of Holdings’ subsidiaries, and board policy. Demand for and pricing of electricity and landfill gas, changing market conditions and weather conditions could affect earnings levels. Duquesne Light’s earnings (including any POLR margin) will also be affected by the number of customers who choose to receive electric generation through POLR III, by Duquesne Light’s ability to negotiate appropriate terms with suitable generation suppliers, by the performance of those suppliers, and by the changes in market value of energy commodity products under contract. Projected POLR supply requirements will depend on POLR customer retention, which in turn may depend on market generation prices, as well as the marketing efforts of competing generation suppliers. Projected transmission and distribution rate base will depend on the ultimate structure of Duquesne Light’s transmission and distribution rate cases, which in turn will be subject to PUC and FERC review and approval. Earnings from the transmission and distribution business will depend on the ultimate structure of the rate cases, and will be affected by rate base, equity and allowed return levels. RTO rules and FERC-mandated transmission charges could affect earnings. Changes in electric energy prices could affect earnings as the recorded value of mark-to-market energy commodity contracts fluctuates. The amount and timing of any debt reduction or refinancing will depend on the availability of cash flows and appropriate replacement or refinancing vehicles. The amount and timing of any securities issuance (debt or equity) will depend on financial market performance. The credit ratings received from the rating agencies could affect the cost of borrowing, access to capital markets and liquidity. Customer energy demand, fuel costs and plant operations could affect Duquesne Energy Solutions’ earnings. Competition and operating costs could affect earnings and expansion plans in the landfill gas business. The outcome of the shareholder litigation initiated against Holdings may affect performance. Earnings with respect to synthetic fuel operations, landfill gas and affordable housing investments will depend, in part, on the continued availability of, and compliance with the requirements for, applicable federal tax credits. The availability of synthetic fuel and landfill gas tax credits depends in part on the average well-head price of domestic crude oil. Demand for dark fiber will affect DQE Communications’ earnings. The final resolution of proposed adjustments regarding state income tax liabilities (which could depend on negotiations with the appropriate authorities) could affect financial position, earnings, and cash flows. Overall performance by Holdings and its affiliates could be affected by economic, competitive, regulatory, governmental and technological factors affecting operations, markets, products, services and prices, as well as the factors discussed in Duquesne Light Holdings’ SEC filings made to date.

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Statements of Income (Unaudited)

	(All Amounts in Millions, Except Per Share Amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Operating Revenues:
Retail sales of electricity	$184.2	$186.9	$370.9	$375.3
Other	37.7	32.0	69.7	60.7

Total Operating Revenues	221.9	218.9	440.6	436.0

Operating Expenses:
Purchased power	87.5	94.0	169.1	188.2
Other operating and maintenance	62.4	54.9	118.1	109.0
Depreciation and amortization	20.3	20.7	40.8	41.1
Taxes other than income taxes	13.0	12.9	26.8	26.1

Total Operating Expenses	183.2	182.5	354.8	364.4

Operating Income	38.7	36.4	85.8	71.6
Other Income	3.3	3.3	18.8	7.4
Interest and Other Charges	(14.7)	(15.2)	(29.2)	(29.6)

Income from Continuing Operations Before Income Taxes and Limited Partners’ Interest	27.3	24.5	75.4	49.4
Income Tax Expense	(8.1)	(4.0)	(24.1)	(7.2)
Benefit from Limited Partners’ Interest	2.4	2.5	4.9	2.5

Income from Continuing Operations	21.6	23.0	56.2	44.7
(Loss) Income from Discontinued Operations – Net	(0.1)	0.4	0.3	0.5

Net Income	$21.5	$23.4	$56.5	$45.2

Average Number of Common Shares Outstanding	77.6	76.3	77.4	76.1

Basic Earnings Per Share of Common Stock	$0.28	$0.31	$0.73	$0.59

Dividends Declared Per Share of Common Stock	$0.25	$0.25	$0.50	$0.50

Actual Number of Common Shares Outstanding	77.6	76.4	77.6	76.4